UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2007

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane
Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03   Material Modifications to Rights of Security Holders

                On August 13, 2007, the Company redeemed all of the outstanding shares of its Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), pursuant to the mandatory redemption requirements set forth in the Certificate of Designation for the Series A Preferred Stock.  An aggregate of 53,000 shares of Series A Preferred Stock, which were issued on August 11, 2000 for $1,000 per share to Berkshire Investors LLC, Berkshire Fund V, Limited Partnership, and RGIP, LLC were redeemed at an aggregate redemption price of $75.1 million, which was the liquidation value equal to the original price plus accrued but unpaid dividends through the date of redemption.  The shares of Series A Preferred Stock were convertible into Class A common stock, at the option of the holders, at $14 per share.  The shares of Series A Preferred Stock were not listed or traded on any exchange or stock market.  The redemption of the Series A Preferred Stock was effected through cash payouts by the Company of the redemption price upon receipt of stock certificates and other related documentation from the holders thereof.

                As a result of the redemption, the rights of the holders of Series A Preferred Stock to receive cumulative dividends at a rate of 5%, compounded quarterly from the issuance date of August 11, 2000, and to elect one director to the Company’s Board of Directors, among other rights, have terminated. Therefore, Mr. Peeler, the Series A Preferred Stock designee, has indicated a desire to step down as a member of the Board of Directors following such time as the Company identifies a suitable candidate. The Company is currently conducting a search.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: August 15, 2007	By:	/s/ Richard A. Norris
Richard A. Norris
Senior Vice President and Chief
Financial Officer